Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of BFC Financial Corporation of our report dated March 30, 2004, except as to Note 1 and Note 24 which are as of February 9, 2005, relating to the financial statements as of December 31, 2003 and for the year then ended, which appears in BFC Financial Corporation’s Current Report on Form 8-K dated February 11, 2005. We also consent to the references to us under the headings “Summary Consolidated Financial Data,” “Summary Parent Company Only Financial Data,” “Selected Consolidated Financial Data,” “Selected Parent Company Only Financial Data” and “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
February 11, 2005